Exhibit 99.1

                 COMPETITIVE TECHNOLOGIES WINS HOMOCYSTEINE CASE

Fairfield, CT (August 5, 2004) - Competitive Technologies, Inc. (AMEX: CTT) announced today that the US Court of Appeals for the Federal Circuit (CAFC) ruled in favor of CTT and its clients against Laboratory Corporation of America Holdings (LabCorp) (NYSE: LH). The CAFC has denied LabCorp's petition for a rehearing or rehearing en banc win of the homocysteine assay patent infringement case. On June 8, 2004 the CAFC had affirmed the August 2003 decision of the U.S. District Court for the District of Colorado (CDC) in favor of CTT and its clients against LabCorp.

Pursuant to the CDC order and judgment, CTT, the University of Colorado and Columbia University had been awarded $2.1 million, and CTT's licensee, Metabolite Laboratories, Inc. was awarded $4.5 million in damages and interest in this five-year-old case. CTT expects to receive approximately $1 million of the total award. LabCorp previously posted a $6.6 million bond to stay execution of the monetary judgment by the CDC and to stay a permanent injunction from performing homocysteine assays.

CTT and its clients have been receiving a 6% royalty on current homocysteine assays conducted by LabCorp under CTT's patent rights as a result of a December 2002 CDC-directed agreement. In a separate case that has not been finalized, CTT and its clients also filed for attorney fees and court costs. The assay patent is derived from discoveries made by CTT's clients, Drs. Robert Allen and Sally Stabler from the University of Colorado and the late Dr. John Lindenbaum from Columbia University.

"CTT and its clients have successfully prevailed in multiple venues in this important case," said John B. Nano, CTT's President and CEO. "We applaud CAFC's decision to reaffirm the lower court's decision and will work with LabCorp for a final licensing agreement."

Mr. Nano continued, "A part of CTT's strategy of turning technology solutions into commercial dollars is the responsibility to protect the intellectual property of its clients, its licensees and its shareholders. We will continue our active program of collecting from patent infringers all previously withheld royalties from all laboratories conducting homocysteine assays. We estimate that there will be over 20 million homocysteine assays conducted in 2004."

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: www.competitivetech.net

Statements about our future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. These statements involve risks and uncertainties inherent in our business, including those set forth under the caption "Risk Factors" in our Prospectus filed with the SEC on May 6, 2004 under Rule 424 (b)(3) of the Securities Act of 1933, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:  Johnnie D. Johnson, Strategic IR, Inc.
                      Tel. (212) 754-6565; Fax (212) 754-4333

                      E-mail: jdjohnson@strategic-ir.com
                      E-mail: ctt@competitivetech.net